For further information contact : John W. Bordelon, President and CEO (337) 237-1960 or our Conversion Center (877) 784-1067
Release Date:           September 5, 2008
For Immediate Release

HOME BANK ANNOUNCES EXTENSION OF SUBSCRIPTION OFFERING PERIOD

Lafayette, Louisiana – Home Bank (the “Bank”), a Federally chartered mutual savings bank headquartered in Lafayette, Louisiana, announced today that, in light of the continuing effects of Hurricane Gustav on certain areas in Louisiana, the Bank and Home Bancorp, Inc. (the ‘Company”), the recently formed Louisiana corporation which will become the new holding company for the Bank, have decided to extend the period for the subscription offering of the Company’s common stock from September 12, 2008 to Wednesday, September 17, 2008.  As a result, all orders by eligible account holders, supplemental eligible account holders and other members must now be physically received (not postmarked) by the Company no later than 5:00 p.m., on Wednesday, September 17, 2008.

John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, stated that, “While the Bank has resumed normal operations, and the Lafayette area was fortunate to have suffered only relatively minor damage from Hurricane Gustav, we want to make sure that our depositors in other areas of Louisiana have sufficient opportunity to participate in the Subscription Offering if they choose.”

At June 30, 2008, Home Bank had total assets of $448.1 million, deposits of $355.8 million and equity of $50.8 million.

This press release contains certain forward-looking statements about the reorganization and the offering.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Home Bancorp, Inc. and Home Bank, and changes in the securities markets.   Except as required by law, the Company and the Bank do not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

This release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock.  The offer is made only by the prospectus.  The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.